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                          CONSENT OF INDEPENDENT AUDITORS

                                                               Exhibit 23.2

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement on Form S-3 and related Prospectus of BRE Properties, Inc. for the registration of $300,000,000 in Debt Securities, Preferred Stock, Depositary Shares, Common Stock Warrants and Common Stock, and to the incorporation by reference therein of our reports dated January 14, 1997 (except Note 13, as to which the date is February 12, 1997), with respect to the financial statements and schedule of BRE Properties, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1996, as amended; and our report dated April 22, 1997 with respect to the statement of gross income and direct operating expenses of Red Hawk Ranch Apartments for the year ended December 31, 1996, included in BRE Properties, Inc.'s Current Report on Form 8-K dated April 25, 1997, our report dated February 10, 1997 with respect to the statement of gross income and direct operating expenses of Promontory Point Apartments for the year ended December 31, 1996, included in BRE Properties, Inc.'s Current Report on Form 8-K/A dated February 13, 1997, as amended; our report dated December 4, 1996 with respect to the statement of gross income and direct operating expenses of Foster's Landing Apartments for the year ended December 31, 1995, included in BRE Properties, Inc.'s Current Report on Form 8-K/A dated December 9, 1996, as amended; all filed with the Securities and Exchange Commission.

                                         /s/ Ernst & Young LLP

April 23, 1997
San Francisco, California